The following exhibit is a form of the agreement between Sinclair Broadcast Group, Inc. and the recipients of the restricted stock on February 19, 2021. We plan to use this agreement with all subsequent restricted stock awards.
SINCLAIR BROADCAST GROUP, INC.

FORM OF RESTRICTED STOCK AWARD AGREEMENT

    Restricted Stock Agreement between Sinclair Broadcast Group, Inc., a Maryland corporation (the “Company”), and the eligible employee to whom Stock is being granted pursuant hereto (the “Recipient”).

RECITALS

    WHEREAS, the Company had adopted the 1996 Long-Term Incentive Plan of Sinclair Broadcast Group, Inc. (the “Plan”) to reward certain key individuals for making major contributions to the Company and its subsidiaries by enabling them to acquire shares of Class A Common Stock, par value $.01 per share (“Common Stock”), of the Company;

    WHEREAS, the Recipient is employed by the Company in an important capacity and has made a major contribution to the Company;

WHERAS, the granting of stock to Recipient hereunder is conditioned upon Recipient’s agreement to the confidentiality and noncompetition covenants contained herein and Recipient is willing to agree to such covenants; and

    WHEREAS, the Company desires to award to the Recipient shares of Common Stock of the Company, subject to the restrictions set forth in this Agreement.

The parties hereto desire to enter into this Agreement in order to set forth the terms of the Stock Grant. Accordingly, the parties hereto agree as follows:

AGREEMENTS

    1.    Award of Shares Subject to Restrictions. The Company awards to the Recipient, and the Recipient acknowledges the award by the Company, of that number of shares of Common Stock (the “Restricted Stock”) which were previously identified to the Recipient. The date of the award of the Restricted Stock shall for all purposes be the “Grant Date”, and the value of the Restricted Stock shall be the number of shares granted to the recipient multiplied by the closing price of the Common Stock as reported on the NASDAQ National Market for the date of the grant.

    2.    Restrictions. Recipient shall not voluntarily or involuntarily transfer, sell, pledge, assign, give, hypothecate, encumber or otherwise dispose of (“transfer”) any shares of Restricted Stock until the restrictions on such shares lapse in accordance with Section 3 of this Agreement. If any transfer or attempted transfer of any shares of Restricted Stock is made or occurs before the restrictions on the particular shares lapse in accordance with Section 3, then those shares of Restricted Stock shall be immediately forfeited and surrendered to the Company.

    3.    Lapse of Restrictions. The restrictions on transfer of the shares of Restricted Stock shall lapse according to the following schedule:

        Percentage of Shares
         of Restricted Stock         Date of Lapse of Restrictions

    50%    First anniversary of the Grant Date
    50%    Second anniversary of the Grant Date

4.    Termination of Employment.
(a)    Shares of Restricted Stock with respect to which the restrictions set forth in Section 3 of this Agreement have not yet lapsed shall be forfeited on the date of termination of Recipient’s employment with the Company (the “Termination Date”) if Recipient’s employment with the Company is terminated for any reason other than due to a Qualifying Termination (as defined below), before the date on which the restrictions on transfer of the shares of the Restricted Stock lapse. Shares of Restricted Stock with respect to which the restrictions set forth in Section 3 of this Agreement have not yet lapsed shall vest immediately on the Termination Date if Recipient’s employment with the Company is terminated due to a Qualifying Termination before the date on which the restrictions on transfer of the shares of Restricted Stock lapse; provided, in the case of termination as a result of Retirement, Recipient agrees to enter into an agreement reasonably requested by Company which provides for (a) a full release of the Company for any claims Recipient may have, (b) an agreement not to disparage the Company and (c) an agreement to comply with any previously agreed covenants not to compete or solicit the Company’s employees and/or customers to which Recipient is otherwise subject.
(b) For the purposes of this Agreement, the term “Cause” shall have the meaning set forth in Recipient’s employment agreement with the Company or, in the event there is no employment agreement between Recipient and the Company, shall mean any of the following: (i) the wrongful appropriation for Recipient’s own use or benefit of property or money entrusted to Recipient by the Company or its direct or indirect subsidiaries, (ii) the conviction or granting of a Probation Before Judgment (or similar such finding or determination if not by a Maryland court) of a crime involving moral turpitude, (iii) Recipient’s continued willful disregard of Recipient’s duties and responsibilities hereunder after written notice of such disregard and the reasonable opportunity to correct such disregard, (iv) Recipient’s continued violation of the Company policy after written notice of such violations (such policy may include policies as to drug or alcohol abuse) and the reasonable opportunity to cure such violations, (v) any willful misconduct or gross negligence by Recipient which is reasonably likely (in the opinion of the Company’s FCC counsel) to actually jeopardize a Federal Communications Commission license of any broadcast station owned directly or indirectly by the Company or programmed, directly or indirectly, by the Company; or (vi) the continued insubordination of Recipient and/or Recipient’s repeated failure to follow the reasonable directives of the Recipient’s supervisor or the Company’s Board of Directors after written notice of such insubordination or the failure to follow such reasonable directives.
(c)    For purposes of this Agreement, the term “Disability” shall have the meaning set forth in Recipient’s employment agreement with the Company or, in the event there is no employment agreement between Recipient and the Company, shall mean Recipient’s inability, whether mental or physical, to perform the normal duties of Recipient’s position for ninety (90) days (which need not be consecutive) during any twelve (12) consecutive month period, and the effective date of such disability shall be the day next following such ninetieth (90th) day. If the Company and Recipient are unable to agree as to whether Recipient is disabled, the question will be decided by a physician to be paid by the Company and designated by the Company, subject to the approval of Recipient (which approval may not be unreasonably withheld) whose determination will be final and binding on the parties.
    (d)    For purposes of this Agreement, the term “Good Reason” shall have the meaning set forth in Recipient’s employment agreement with the Company or, in the event there is no employment agreement between Recipient and the Company, shall mean any of the following: (i) a more than five percent (5.0%) reduction in Recipient’s compensation (other than a reduction consistent with a company-wide reduction in pay affecting substantially all executive employees of the Company and its subsidiaries), (ii) the relocation of Recipient’s principal place of employment more than twenty (20) miles from its present location or, (iii) a material reduction in the duties of Recipient or a material change in Recipient’s working conditions.
(e)    For purposes of this Agreement, the term “Qualifying Termination” shall mean a termination of Recipient’s employment for reasons of Recipient’s death, Disability, termination by the Company without Cause, termination by the Recipient for Good Reason or termination as a result of Retirement.
(f)    For purposes of this Agreement, the term “Retirement” shall mean Recipient’s voluntary separation from service with the Company either (i) after age 65 or (ii) after age 55, if at such time Recipient has had at least ten (10) years of service with the Company.
    5.    Change in Control. Notwithstanding the provisions in Sections 3 and 4 set forth above, shares of Restricted Stock with respect to which the restrictions have not yet lapsed shall immediately vest in the event of the dissolution or liquidation of the Company, a merger or consolidation in which the Company is not the surviving corporation, or a transaction in which another individual or entity becomes the owner of fifty percent (50%) or more of the total combined voting power of all classes of stock of the Company.

    6.    Relationship to Plan. The award of Restricted Stock is issued in accordance with and subject to all of the terms, conditions and provisions of the Plan, as amended from time to time, and administrative interpretations thereunder, if any, which have been adopted by the Committee thereunder and are in effect on the date hereof. Except as defined herein or otherwise stated, capitalized terms shall have the same meanings ascribed to them under the Plan.

    7.    No Rights as Stockholder. The Recipient shall not have any rights as a stockholder of the Company with respect to any of the shares of Restricted Stock until the restrictions on such shares of Restricted Stock have lapsed.

    8.    No Right to Employment. The award of shares of Restricted Stock pursuant to this Agreement shall not confer on the Recipient any right to continue in the service of the Company or any of its subsidiaries or affect the right of the Company or any subsidiary to terminate Recipient’s employment at any time; and nothing contained in this Agreement shall be deemed a waiver or modification of any provision contained in any agreement between the Recipient and the Company or any parent or subsidiary thereof. This Agreement shall not affect the right of the Company or any parent or subsidiary thereof to reclassify, recapitalize, or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, wind up, or otherwise reorganize.

    9.    Withholding for Tax Purposes. At the election of Recipient made through an online election process established by, or on behalf of the Company, either (a) Common Stock transferable to the Recipient hereunder shall be reduced by a number of shares of Common Stock with a Fair Market Value (calculated on the trading day preceding the date on which the taxable event occurs as described below) which the Company is required to withhold under the then applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), or its successors, or any other federal, state or local tax withholding requirement (“Withholding”) or (b) Recipient shall pay to the Company in immediately available funds the amount of such Withholding; provided, if Recipient does not make such election prior to the time that such Withholding would be required, Recipient shall be deemed to have elected the action under clause (a) of this Section 9. Such reductions shall occur, and Withholding shall be applicable, at the times restrictions on the Restricted Shares lapse in accordance with Sections 3 and 4 of this Agreement and the rules under the Code and, in order to facilitate withholding by the Company at such times, Recipient shall make no election under Section 83(b) of the Code. The provisions of this Section 9 shall apply to any Restricted Stock Award Agreement entered into by the Company and Recipient prior to the date hereof, shall replace Section 9 in any such prior agreements and this Agreement shall serve as an amendment to any such prior agreement to such extent. An online election made by Recipient pursuant to this Section 9 shall remain in effect with respect to all Restricted Stock held by Recipient until such time, as any, that Recipient utilizes the online election process to make an alternative election.

    10.    Restrictive Legend. Any certificates issued for the shares with respect to which the restrictions set forth in Section 3 have not lapsed shall be inscribed with the following label:

    “The shares of stock evidenced by this certificate are subject to the terms and restrictions of a Restricted Stock Award Agreement. They are subject to forfeiture under the terms of that Agreement if they are transferred, sold, pledged, given, hypothecated, or otherwise disposed of before the restrictions on such shares lapse as provided in such agreement. A copy of that Agreement is available from the Secretary of the Company upon request.”

    11.    Removal of Restrictive Legend. When the restrictions on any shares for which certificates have been issued lapse, the Company shall cause a replacement stock certificate for those shares, without the legend referred to in Section 10, to be issued as soon as practicable.

    12.    Notice. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any notice required or permitted to be delivered hereunder will be deemed to be delivered on the date that it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the Recipient at the address listed from time to time in the personnel records of the Company or its affiliates, and to the Company as follows:

        Sinclair Broadcast Group, Inc.
        10706 Beaver Dam Road
        Cockeysville, Maryland 21030
        Attention: General Counsel

13.    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland applicable to agreements made and to be performed entirely in Maryland.

    14.     Arbitration and Extension of Time.  Any dispute or controversy arising out of or relating to this Agreement arising between the parties, including, without limitation, any of Recipient’s statutorily created or protected rights, as an individual or as part of a class, shall be determined and settled by arbitration in Baltimore, Maryland by a third party, neutral arbitrator mutually agreed upon by Company and Recipient. The arbitrator shall be a licensed attorney and be bound by the then current qualifications, disclosure provisions and procedures set forth in the in resolution of employment dispute procedures of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”). The claimant will request a list of seven (7) potential neutrals from JAMS who will have some experience, either as an advocate or member of the judiciary, with employment disputes. Within fourteen (14) days of receipt of the list of neutrals from JAMS, Company and Recipient shall alternately strike names from the list, with the Recipient striking the first name. The remaining person shall be the arbitrator (the “Arbitrator”). The Arbitrator may order such discovery as the Arbitrator deems appropriate, but shall do so mindful of the purposes of arbitration versus litigation shall do so mindful of the purposes of arbitration versus litigation, particularly that of avoiding the costs of discovery being disproportionate to the amount in controversy.

    The Arbitrator shall determine the prevailing party. The decision and award from the Arbitrator shall be final and binding on the parties, and may be enforced by a court having appropriate jurisdiction. Whenever any action is required to be taken under this Agreement within a specified period of time and the taking of such action is materially affected by a matter submitted to arbitration, such period shall automatically be extended by the number of days, plus ten (10) that are taken for the determination of that matter by the arbitrator(s). Notwithstanding the foregoing, the parties agree to use their best reasonable efforts to minimize the costs and frequency of arbitration hereunder.

16.    Acceptance. This Agreement may be accepted and agreed to by Recipient by means of an electronic indication of agreement. Recipient agrees that the electronic acceptance of this Agreement is intended to have the same force and effect as if this Agreement were physically signed.

“THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES”

                        SINCLAIR BROADCAST GROUP, INC.